May 18, 1998



Blonder Tongue Laboratories, Inc.
One Jake Brown Road
Old Bridge, NJ  08857


     Re: Registration Statement on Form S-3
         ----------------------------------


Gentlemen:

     We have acted as counsel to and for Blonder Tongue Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and relating to 317,889 shares of its common stock, par value $.001 per share (the "Common Stock"), of which 167,889 shares of Common Stock are issued and outstanding (the "Outstanding Shares") and 150,000 shares are issuable upon exercise of the Warrant (hereinafter described) (the "Underlying Shares").

     In our capacity as counsel, we have been requested to render the opinion set forth in this letter and in connection therewith, we have reviewed: (i) Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 15, 1998, (ii) Restated Bylaws of the Company, as certified by the Secretary of the Company on May 18, 1998, (iii) resolutions of the Board of Directors of the Company adopted at a meeting held on May 18, 1998, as certified by the Secretary of the Company on May 18, 1998, (iv) Asset Purchase Agreement dated March 1, 1998 (the "Asset Purchase Agreement") between the Company and Scientific-Atlanta, Inc. ("Scientific"), (v) Warrant to Purchase 150,000 Shares of Common Stock of Blonder Tongue Laboratories, Inc. dated March 1, 1998 between the Company and Scientific (the "Warrant"), (vi) the Registration Statement and (vii) such other documents, instruments and records as we deemed necessary or appropriate for purposes of rendering the opinion set forth herein.


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Blonder Tongue Laboratories, Inc.
May 18, 1998
Page 2

     In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, and (iv) the sufficient legal capacity of Scientific to enter into the Warrant and exercise its rights and obligations thereunder.

     The law covered by the opinion expressed herein is limited to the Delaware General Corporation Law, as amended.

     This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any acts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the foregoing, we are of the opinion that the Outstanding Shares are validly issued, fully paid and non-assessable, and the Underlying Shares, when issued upon proper exercise of the Warrant pursuant to and in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.


                                          Very truly yours,

                                          STRADLEY, RONON, STEVENS & YOUNG, LLP



                                          By: /s/ Gary P. Scharmett
                                              ---------------------------------
                                              Gary P. Scharmett, A Partner